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                                                                       EXHIBIT 5


                                                                  April 13, 2001


Westar Industries, Inc.
818 South Kansas Avenue
Topeka, Kansas  66612


Dear Ladies and Gentlemen:

     As Executive Vice President and General Counsel of Western Resources, Inc. ("Western Resources"), I have acted as counsel for Westar Industries, Inc. (the "Company") in connection with the proposed sale by the Company of 12,250,000 shares of common stock, $0.01 par value, of the Company (hereinafter called the "Shares") pursuant to the exercise of non-transferable rights (the "Rights for Shares") being distributed at no charge to holders of Western Resources common stock, stock options and restricted share units, together with the associated Series A Junior Participating Preferred Stock (the "Preferred Stock") Purchase Rights (the "Purchase Rights") issuable pursuant to a shareholder rights plan (the "Plan") which terms are set forth in the rights agreement (the "Rights Agreement"), with respect to which the Company has filed a Registration Statement on Form S-1, File No. 333-47424 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, to which Registration Statement this opinion shall be filed as an exhibit (capitalized terms used herein without definition have the meanings given such terms in the Registration Statement). I advise you that, in my opinion:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

          2. Upon exercise of the Rights for Shares in accordance with their terms, the Shares will be legally and validly issued, fully paid and nonassessable.

          3. The Plan has been validly adopted by the Board and the execution of the Rights Agreement and issuance of the Purchase Rights have been validly authorized by all necessary corporate action on the part of the Company.

          4. Upon issuance in accordance with the Plan, the Purchase Rights will have been validly issued.
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          5. The issuance of the Preferred Stock upon exercise of the Purchase
     Rights has been duly authorized by all requisite corporate action on the part of the Company.

          6. The Preferred Stock, when issued in accordance with the foregoing authorization and in accordance with the Plan, will be legally and validly issued, fully paid and non-assessable.

     I hereby consent to the filing of a copy of this opinion as an exhibit to the said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

                                                     Very truly yours,


                                                     /s/ Richard D. Terrill
                                                     ----------------------
                                                     Richard D. Terrill